EXHIBIT 5

June 18, 2013

Independent Bank Corporation

230 West Main Street

Ionia, Michigan 48846

Re:	Registration Statement on Form S-8 Relating to the Independent Bank Corporation Long-Term Incentive Plan, as Amended (the "Plan")

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by Independent Bank Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission on or about the date of this letter, for the purpose of registering under the Securities Act of 1933, as amended, 1,250,000 shares of the Company's common stock, no par value, for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 1,250,000 shares covered by the Registration Statement, when issued pursuant to the Plan, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued, and outstanding, and will be fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Sincerely,

VARNUM LLP